Amendment

to Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Boston Partners Global Investors, Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and Boston Partners Global Investors, Inc. (formerly, Robeco Investment Management, Inc.), a Delaware Corporation and registered investment adviser ("Sub-Adviser").

Whereas, the Adviser and Sub-Adviser ("Parties") entered into an Investment Sub-Advisory Agreement effective as of the 15th day of September, 2014, as amended ("Agreement"), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios ("Funds") of JNL Series Trust ("Trust"), as listed on Schedule A to the Agreement.

Whereas, the Parties have agreed to amend the Agreement in order to reflect a change in the entity name for the Sub-Adviser.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

Delete all references to Robeco Investment Management, Inc. and replace each reference with the following entity name: Boston Partners Global Investors, Inc.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed, effective as of December 2, 2016.

Jackson National Asset Management, LLC		Boston Partners Global Investors, Inc.

By:	/s/Mark D. Nerud	By:	/s/William G. Butterly, III
Name:	Mark D. Nerud	Name:	William G. Butterly, III
Title:	President and CEO	Title:	Chief Operating Officer

		By:	/s/Matthew J. Davis
		Name:	Matthew J. Davis
		Title:	Chief Financial Officer